April 13, 2000

Dear Shareholder:

In the coming weeks you will likely receive proxy solicitation materials from a group of shareholders who are attempting to pressure MAXXAM to adopt an agenda that the Company believes would be harmful to it and you. You will also be receiving proxy materials from MAXXAM that will include a WHITE PROXY CARD. DO NOT VOTE ANY PROXY MATERIALS UNTIL YOU RECEIVE MAXXAM'S WHITE PROXY CARD.

MAXXAM'S WHITE PROXY CARD will provide you with the opportunity to reelect three outstanding directors to the Board and elect two new directors with more than fifty combined years of superior business credentials - J. Kent Friedman and Michael J. Rosenthal. By way of contrast, an allegedly "concerned" committee of shareholders, principally the Rose Foundation and the United Steelworkers of America (USWA), have nominated two professional politicians as their personal, hand selected representatives to the Board.

For the reasons discussed below, MAXXAM believes that the Rose Foundation and USWA have engaged in this proxy fight because they have failed in both the legislative and judicial branches to achieve their self-interested agendas. Indeed, the Company believes that both groups have displayed extraordinary concern for themselves and very little concern for shareholders like you. Consider the following agendas that the Rose Foundation and USWA have pursued:

ROSE FOUNDATION

For many years the Rose Foundation has sought to force MAXXAM's Pacific Lumber subsidiary to give away its valuable timberlands so that the Rose Foundation's "debt for nature" agenda could be achieved. The Rose Foundation shares its "debt for nature" agenda with the radical environmental group EarthFirst!, an organization which advocates "Visualize Industrial Destruction." The Rose Foundation continues to pursue "debt for nature" even though it has been told that the premise that MAXXAM owes a debt is flawed, and that the give away of assets would cause significant detrimental economic and employment effects on The Pacific Lumber Company. In fact, Institutional Shareholder Services has said that the Rose Foundation's advocacy of the "debt for nature" agenda "clearly define(s) the Rose Foundation's disregard for the interest of shareholders."<F1> Nevertheless, the Rose Foundation and its President Jill Ratner continue to press for their narrow and radical cause. These steps include:

o The Rose Foundation "helped spark"<F1> (Rose Foundation's own words!) the very litigation used by the government against MAXXAM that it now hypocritically refers to as a concern.
o Jill Ratner provided legal advice to an individual in a lawsuit against MAXXAM that, upon its dismissal, was found by a federal judge to be frivolous and awarded MAXXAM significant attorneys' fees.
o The Rose Foundation has sought to freeze the assets of MAXXAM in order to advance its "debt for nature" agenda, "urged" (Rose Foundation's own words!) public pension fund divestment of the Company's stock, and have implied that it was responsible for the divestment of such a fund.<F1>
o The Rose Foundation acknowledges in its preliminary proxy statement that it is pursuing Congressional support for a change in the law that would "authorize" a "debt for nature swap."<F1>

THE UNITED STEELWORKERS OF AMERICA

The USWA is involved in a labor dispute with Kaiser Aluminum, in which MAXXAM directly and indirectly holds a 63 percent interest. The union's issues are therefore with Kaiser Aluminum and not MAXXAM.

Kaiser Aluminum is seeking to improve its competitive position within its consolidating industry. Nevertheless, the USWA has continually rejected Kaiser's proposals to eliminate artificial work rule restrictions and realize productivity improvements in exchange for wage and benefit increases, and has refused to put Kaiser's offer to a vote of its members involved in the dispute. Instead, the USWA has chosen to work with the radical environmental organization EarthFirst! and others to spend significant financial resources and energy in a corporate campaign against MAXXAM and Kaiser. Institutional Shareholder Services has written that several of these corporate campaign tactics demonstrate that "the interests of the USWA are not necessarily aligned with those of shareholders."<F1> As part of their campaign the USWA has:

o Sued the State of California and The Pacific Lumber Company over the Headwaters Agreement. The Agreement, which is generally regarded as one of the major environmental accomplishments of the administrations of President Bill Clinton and California Governor Gray Davis, secured up to $450 million in shareholder value to MAXXAM and its operations, provided job security for Pacific Lumber's 1,300 employees, and, according to a Department of Interior official, "established a new standard of protectiveness for . . . endangered species."
o    Pressured numerous Kaiser Aluminum customers to drop Kaiser as a supplier.
o Urged the Bonneville Power Administration to deny Kaiser Aluminum access to competitively priced power for Kaiser's aluminum smelters.

We believe that the information in this letter should help you to the answer the following questions you will likely ask yourself once you receive your proxy materials:

o If the committee is "concerned" as they allege to be, then why have they actively opposed shareholder interests in favor of their environmental and labor agendas?
o If the allegedly "concerned" committee is merely the messenger, as they have previously described themselves, whose message will their hand chosen directors carry? Yours or theirs?<F1>
o Which constituency will the politicians nominated to the board by the allegedly "concerned" committee be responsive to? Shareholders like you or shareholders like the Rose Foundation, the USWA, and their allies in the radical environmental organization EarthFirst!?

Reject the Committee's hand picked representatives to the Board of Directors. Vote for MAXXAM's Board nominees on the WHITE PROXY CARD. DO NOT DO NOT VOTE ANY PROXY MATERIALS UNTIL YOU RECEIVE MAXXAM'S WHITE PROXY CARD.

Sincerely,


Charles E. Hurwitz
Chairman and CEO
MAXXAM Inc.

FOR INFORMATION ABOUT PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES RELATING TO THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SEE THE PRELIMINARY PROXY STATEMENT THAT MAXXAM HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC). A COPY OF THE PRELIMINARY PROXY STATEMENT AND OTHER RELEVANT MATERIALS ARE AVAILABLE AT THE SEC WEBSITE AT WWW.SEC.GOV OR THROUGH THE SEC'S PUBLIC REFERENCE ROOM (CALL 1-800-SEC-0330 FOR FURTHER INFORMATION).

SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS MAY OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT AT THE SEC'S WEBSITE AT WWW.SEC.GOV. IN ADDITION, PERSONS DESIRING A COPY OF THE PRELIMINARY OR DEFINITIVE PROXY STATEMENT WILL BE FURNISHED ONE WITHOUT CHARGE BY CALLING MAXXAM SHAREHOLDER SERVICES AT 713-267-3675.

<F1>  (1) NO PERMISSION HAS BEEN SOUGHT OR RECEIVED TO QUOTE FROM, OR REFER TO,
          PUBLISHED MATERIALS CITED IN THIS LETTER.